PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
March 27, 2019

Contact:     Dana Perlman
Treasurer, Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2018 FOURTH QUARTER AND FULL YEAR RESULTS AND PROVIDES 2019 OUTLOOK

•	2018 revenue exceeded previous guidance:

◦
Fourth quarter revenue of $2.48 billion decreased 1% (increased 2% on a constant currency basis) compared to the prior year period, including a $125 million negative impact as a result of 2017 including an additional (53rd) week

◦	Record full year 2018 revenue of $9.66 billion increased 8% (also on a constant currency basis) compared to 2017

•	2018 EPS was:

◦	GAAP basis: $2.09 (fourth quarter) and $9.65 (full year)

◦	Non-GAAP basis: $1.84 (fourth quarter) and $9.60 (full year)

•	2019 outlook:

◦	Revenue: Full year projected to increase approximately 4% (approximately 5% on a constant currency basis) as compared to 2018

◦	GAAP basis EPS: $8.90 to $9.00 (full year) and $0.25 to $0.30 (first quarter)

◦	Non-GAAP basis EPS: $10.30 to $10.40 (full year) and $2.40 to $2.45 (first quarter)

•	Board authorizes $750 million increase and extension to June 2023 of the Company’s stock repurchase program

New York, New York - PVH Corp. [NYSE: PVH] reported its 2018 fourth quarter and full year results and announced its 2019 outlook.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are described below under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis are also deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented later in this release and identify and quantify all excluded items.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We are very pleased with our fourth quarter and full year 2018 results, which demonstrated the power of our diversified business model. Tommy Hilfiger had an outstanding quarter, with strong growth across all product categories and regions. Calvin Klein delivered a healthy quarter, with particular strength in Europe, solidifying our confidence in the margin opportunity that we previously identified for 2019 and beyond. The outperformance against our guidance in the Tommy Hilfiger and Calvin Klein businesses was partially offset by weaker trends in our Heritage Brands business.”

Mr. Chirico continued, “During 2018, we focused on adapting to the changing consumer landscape and geopolitical realities, while taking swift action to address the challenges in our Calvin Klein business. Additionally, we focused on investing in our talent, supply chain, consumer data and insights, and digital capabilities, which we believe positions our businesses for long-term stockholder value creation.”

Mr. Chirico concluded, “We are well positioned going into 2019 and beyond as we execute against our strategic priorities and leverage the incredible talent across our organization. I believe that while we, like many other global consumer companies, will continue to face consumer and geopolitical headwinds, the incredible brand power behind TOMMY HILFIGER and CALVIN KLEIN will provide us with significant top and bottom line opportunities over the next several years.”

Fourth Quarter Business Review:
Revenue in the fourth quarter of 2018 was negatively impacted compared to the prior year period as 2017 included an additional (53rd) week. The total negative impact in the fourth quarter of 2018 compared to the prior year period was approximately $125 million, comprised of (i) approximately $80 million due to one fewer week of revenue in the fourth quarter of 2018 as compared to the fourth quarter of 2017 and (ii) approximately $45 million of revenue that shifted out of the fourth quarter of 2018 due to the fiscal calendar misalignment in 2018 as compared to 2017. In addition, as a result of the 53rd week in 2017, the fourth quarter 2018 comparable store sales are more appropriately compared with the thirteen week period ended February 4, 2018 (which excludes for this purpose the first week of the fourth quarter of 2017). The fourth quarter 2018 comparable store sales discussed in this section are presented on this shifted basis.

Tommy Hilfiger
Revenue in the Tommy Hilfiger business for the quarter increased 2% to $1.2 billion (and increased 5% on a constant currency basis) compared to the prior year period, despite an approximately $60 million negative impact of the 53rd week in 2017. Tommy Hilfiger International revenue increased 3% to $721 million (and increased 7% on a constant currency basis) compared to the prior year period, driven by continued strong performance across all regions and channels. Comparable store sales on the shifted basis described above increased 16%. Tommy Hilfiger North America revenue increased 2% to $447 million (and also increased 2% on a constant currency basis) compared to the prior year period. Comparable store sales on the shifted basis described above increased 5%.

Earnings before interest and taxes on a GAAP basis for the quarter increased to $168 million, inclusive of a $5 million negative impact due to foreign currency translation, from $47 million in the prior year period. Included in earnings before interest and taxes for the current quarter were costs of $4 million related to the April 2016 acquisition of the 55% interest in the Company’s former Tommy Hilfiger joint venture in China that it did not already own (the “TH China acquisition”), consisting of noncash amortization of short-lived assets. Included in earnings before interest and taxes for the prior year period were costs of (i) $83 million in connection with an amendment to Mr. Tommy Hilfiger’s employment agreement pursuant to which the Company made a cash buyout of a portion of the future payments to Mr. Hilfiger (the “Mr. Hilfiger amendment”) and (ii) $7 million related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets. Earnings before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter increased to $171 million, inclusive of a $5 million negative impact due to foreign currency translation, from $137 million in the prior year period. The earnings increase was principally due to the revenue increase noted above, as well as gross margin improvements and a leveraging of expenses across all regions.

Calvin Klein
Revenue in the Calvin Klein business for the quarter decreased 2% to $953 million (and was flat on a constant currency basis) compared to the prior year period, including a negative impact of approximately $50 million from the 53rd week in 2017. Calvin Klein International revenue increased 2% to $523 million (and increased 6% on a constant currency basis) compared to the prior year period. International comparable store sales on the shifted basis described above increased 6%. Calvin Klein North America revenue decreased 7% to $430 million (and also decreased 7% on a constant currency basis) compared to the prior year period, mainly due to the negative impact of the 53rd week and continued softness in the CALVIN KLEIN JEANS business. North America comparable store sales on the shifted basis described above decreased 1%.

Earnings before interest and taxes on a GAAP basis for the quarter decreased to $44 million, inclusive of a $3 million negative impact due to foreign currency translation, from $79 million in the prior year period. Included in earnings before interest and taxes for the current quarter were costs of $41 million in connection with the restructuring associated with the strategic changes for the Calvin Klein business announced in January 2019 (the “Calvin Klein restructuring”), consisting of $27 million of severance, $7 million of noncash asset impairments, $4 million of contract termination and other costs, and $2 million of inventory markdowns. Earnings before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter increased to $84 million, inclusive of a $3 million negative impact due to foreign currency translation, from $79 million on a GAAP basis in the prior year period (there were no non-GAAP exclusions in the prior year period). The earnings increase was principally due to lower expenses, which more than offset the negative impact from the revenue decline noted above.

Heritage Brands
Revenue in the Heritage Brands business for the quarter decreased 5% to $363 million compared to the prior year period, including a negative impact of approximately $15 million from the 53rd week in 2017. Comparable store sales on the shifted basis described above were flat.

Loss before interest and taxes for the quarter was $8 million as compared to income before interest and taxes of $8 million in the prior year period. The earnings decrease was principally due to the revenue decrease noted above, as well as gross margin pressure in the quarter.

Fourth Quarter Consolidated Results:
Fourth quarter revenue decreased 1% to $2.5 billion (and increased 2% on a constant currency basis) compared to the prior year period, including a $125 million negative impact as a result of 2017 including an additional (53rd) week.

Earnings per share on a GAAP basis was $2.09 for the fourth quarter of 2018 compared to $1.39 in the prior year period. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. Earnings per share on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings per share on a non-GAAP basis was $1.84 for the fourth quarter of 2018 compared to $1.58 in the prior year period. Earnings per share on both a GAAP and non-GAAP basis for the fourth quarter of 2018 included a $0.09 negative impact related to foreign currency translation.

Earnings before interest and taxes on a GAAP basis for the quarter increased to $134 million, inclusive of an $8 million negative impact due to foreign currency translation, from $58 million in the prior year period. Included in earnings before interest and taxes for the current quarter were $59 million of costs consisting of (i) $41 million related to the Calvin Klein restructuring, (ii) a $15 million actuarial loss recognized on retirement plans, and (iii) $4 million related to the TH China acquisition. Included in earnings before interest and taxes for the prior year period were $119 million of net costs consisting of (i) $83 million in connection with the Mr. Hilfiger amendment, (ii) $28 million in connection with the Company’s redemption and issuance of senior notes, including $24 million related to the early redemption of the Company’s $700 million 4 1/2% senior notes and $4 million related to the Company’s issuance of €600 million 3 1/8% senior notes, (iii) $7 million related to the TH China acquisition, (iv) a $3 million actuarial loss recognized on retirement plans, and (v) a $2 million net gain in connection with the consolidation within the Company’s warehouse and distribution network in North America, which included the impact of the sale of a warehouse and distribution center. Earnings before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter increased to $193 million, inclusive of an $8 million negative impact due to foreign currency translation, compared to $177 million in the prior year period. The improvement in earnings was principally driven by growth in the Tommy Hilfiger and Calvin Klein businesses. Partially offsetting these increases were an earnings decline in the Heritage Brands business and an $8 million increase in corporate expenses due, in part, to investments in digital and information technology initiatives.

Net interest expense decreased to $29 million from $33 million in the prior year period primarily due to the cumulative impact of debt repayments made during 2018 and 2017.

The effective tax rate on a GAAP basis was (51.6)% as compared to (329.9)% in the prior year period. Included in the fourth quarter of 2017 was a provisional net tax benefit of $53 million recorded in connection with the U.S. Tax Cuts and Jobs Act of 2017 (the “U.S. Tax Legislation”). The Company completed in the fourth quarter of 2018 its final analysis of the impacts of the U.S. Tax Legislation and recorded a net tax benefit of $25 million to adjust the provisional amount during the measurement period allowed by the Securities and Exchange Commission. The fourth quarter of 2018 also included a $41 million tax benefit from the remeasurement of certain of the Company’s net deferred tax liabilities in connection with the enactment of legislation in the Netherlands known as the “2019 Dutch Tax Plan,” which became effective on January 1, 2019 and includes a gradual reduction of the corporate income tax rate by 2021. The fourth quarter of 2017 also included discrete tax benefits of $25 million related to the resolution of uncertain tax positions and the exercise of stock options by the Company’s Chairman and Chief Executive Officer. The effective tax rate on a non-GAAP basis for these periods exclude these amounts. The effective tax rate on a non-GAAP basis was 15.0% as compared to 14.4% in the prior year period.

Full Year 2018 Consolidated Results:
Due to the 53rd week in 2017, the full year 2018 comparable store sales are more appropriately compared with the 52 week period ended February 4, 2018 (which excludes for this purpose the first week of 2017). The full year 2018 comparable store sales discussed in this section are presented on this shifted basis.

Revenue for 2018 increased 8% to $9.7 billion (and also increased 8% on a constant currency basis) compared to the prior year. The revenue increase was due to:

•
A 12% increase (10% increase on a constant currency basis) in the Tommy Hilfiger business compared to the prior year, driven principally by continued strong performance across all regions and channels. International comparable store sales on the shifted basis described above increased 13%. North America comparable store sales on the shifted basis described above increased 5%.

•
An 8% increase (7% increase on a constant currency basis) in the Calvin Klein business compared to the prior year, driven by growth in Europe and Asia, as well as in the North America wholesale business. International comparable store sales on the shifted basis described above increased 5%. North America comparable store sales on the shifted basis described above increased 1%.

•	A 1% increase in the Heritage Brands business compared to the prior year. Comparable store sales on the shifted basis described above increased 1%.

Earnings per share on a GAAP basis was $9.65 for 2018 compared to $6.84 in the prior year. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. Earnings per share on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings per share on a non-GAAP basis was $9.60 for 2018 compared to $7.94 in the prior year. Earnings per share on both a GAAP and non-GAAP basis for 2018 included a $0.05 positive impact related to foreign currency translation.

Earnings before interest and taxes on a GAAP basis for 2018 increased to $892 million, inclusive of a $5 million positive impact due to foreign currency translation, from $632 million in the prior year. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. Earnings before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings before interest and taxes on a non-GAAP basis for 2018 was $971 million, inclusive of a $5 million positive impact due to foreign currency translation, compared to $864 million in the prior year. The improvement in earnings was driven by growth in the Tommy Hilfiger and Calvin Klein businesses. Partially offsetting these increases were an earnings decline in the Heritage Brands business and a $20 million increase in corporate expenses due, in part, to investments in digital and information technology initiatives.

Net interest expense for 2018 decreased to $116 million from $122 million in the prior year primarily due to the cumulative impact of debt repayments made during 2018 and 2017.

The effective tax rate on a GAAP basis for 2018 was 4.0% as compared to (5.1)% in the prior year. Included in the prior year was a provisional net tax benefit of $53 million recorded in connection with the U.S. Tax Legislation. In 2018, the Company completed its final analysis of the impacts of the U.S. Tax Legislation and recorded a net tax benefit of $25 million to adjust the provisional amount during the measurement period allowed by the Securities and Exchange Commission. The effective tax rate on a GAAP basis for 2018 also included a $41 million tax benefit from the remeasurement of certain of the Company’s net deferred tax liabilities in connection with the 2019 Dutch Tax Plan. The effective tax rate on a GAAP basis for 2017 also included discrete tax benefits of $38 million related to the resolution of uncertain tax positions and the exercise of stock options by the Company’s Chairman and Chief Executive Officer. The effective tax rate on a non-GAAP basis for these periods exclude these amounts. The effective tax rate on a non-GAAP basis for 2018 was 13.4% as compared to 16.0% in the prior year.

Inventory levels increased 9% as compared to 2017, primarily due to an expected increase in sales for the first quarter of 2019 as compared to the prior year period, as well as an acceleration of receipts in advance of potential tariffs on goods imported from China.

Stock Repurchase Program:
During 2018, the Company repurchased approximately 2.2 million shares of its common stock for $300 million (9.0 million shares for $992 million since inception) under the $1.250 billion stock repurchase program authorized by the Board of Directors through June 3, 2020. On March 26, 2019, the Board of Directors authorized a further $750 million increase to the program and extended it to June 3, 2023. Stock repurchases under the program may be made from time to time over the period through open market purchases, accelerated share repurchase programs, privately negotiated transactions or other methods, as the Company deems appropriate. Purchases are made based on a variety of factors, such as price, corporate requirements and overall market conditions, applicable legal requirements and limitations, restrictions under the Company’s debt arrangements, trading restrictions under the Company’s insider trading policy and other relevant factors. The program may be modified by the Board, including to increase or decrease the repurchase limitation or extend, suspend, or terminate the program, at any time, without prior notice.

2019 Outlook:
The Company’s 2019 guidance assumes that two acquisitions will close in the second quarter of 2019. The first is the Company’s pending acquisition of the approximately 78% interest in Gazal Corporation Limited (“Gazal”) that it does not already own (the “Australia acquisition”). The Company and Gazal jointly own and manage a joint venture, PVH Brands Australia Pty. Limited ("PVH Australia"), which licenses and operates businesses under the “TOMMY HILFIGER,” “CALVIN KLEIN” and “Van Heusen” brands, along with other licensed and owned brands. PVH Australia will come under the Company’s full ownership as a result of the Australia acquisition. The second is the Company’s pending acquisition of the Tommy Hilfiger retail business in Hong Kong and certain other countries in Central and Southeast Asia from the Company’s current licensee in those markets, Dickson Concepts (International) Limited (the “TH CSAP acquisition”). These pending acquisitions are expected to add approximately $150 million of revenue in 2019.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
The Company currently projects that 2019 earnings per share on a GAAP basis will be in a range of $8.90 to $9.00 compared to $9.65 in 2018. The Company currently projects that 2019 earnings per share on a non-GAAP basis will be in a range of $10.30 to $10.40 compared to $9.60 in 2018. Both the GAAP and non-GAAP projections include the estimated negative impact of approximately $0.22 per share related to foreign currency translation.

Revenue in 2019 is projected to increase approximately 4% (increase approximately 5% on a constant currency basis) as compared to 2018. Revenue for the Tommy Hilfiger business is projected to increase approximately 6% (increase approximately 8% on a constant currency basis). Revenue for the Calvin Klein business is projected to increase approximately 2% (increase approximately 3% on a constant currency basis). Revenue for the Heritage Brands business is projected to increase approximately 3%.

Net interest expense in 2019 is projected to increase to approximately $128 million compared to $116 million in 2018 primarily due to higher interest rates, as well as an increase in short-term borrowings, including as a result of the pending acquisitions mentioned above and costs expected to be incurred in connection with the Calvin Klein restructuring. The Company estimates that the 2019 effective tax rate will be in a range of 15% to 16% on a GAAP basis and in a range of 14.5% to 15.5% on a non-GAAP basis.

The Company’s estimate of 2019 earnings per share on a non-GAAP basis excludes approximately $120 million of pre-tax net costs, consisting of (i) $130 million of pre-tax costs expected to be incurred in connection with the Calvin Klein restructuring, primarily consisting of severance, noncash asset impairments, lease and other contract termination costs, and inventory markdowns, including as a result of the closure of the Company’s flagship store on Madison Avenue in New York, New York, (ii) $60 million of pre-tax costs expected to be incurred in connection with the closure of the Company’s TOMMY HILFIGER flagship and anchor stores in the United States, primarily consisting of severance, noncash asset impairments and lease and other contract termination costs, (iii) a net pre-tax gain of $70 million expected to be recorded in connection with the Australia acquisition and the TH CSAP acquisition, consisting of a noncash gain to write up the Company's equity investments in Gazal and PVH Australia to fair value, partially offset by pre-tax costs related to both pending acquisitions, primarily consisting of noncash valuation adjustments and amortization of short-lived assets, and the resulting estimated tax effects of these pre-tax items.

First Quarter Guidance
The Company currently projects that first quarter 2019 earnings per share on a GAAP basis will be in a range of $0.25 to $0.30 compared to $2.29 in the prior year period. The Company currently projects that first quarter 2019 earnings per share on a non-GAAP basis will be in a range of $2.40 to $2.45 compared to $2.36 in the prior year period. Both the GAAP and non-GAAP projections include an estimated negative impact of approximately $0.14 per share related to foreign currency translation.

Revenue in the first quarter of 2019 is projected to increase approximately 2% (increase approximately 6% on a constant currency basis) compared to the prior year period. Revenue for the Tommy Hilfiger business in the first quarter is projected to increase approximately 4% (increase approximately 10% on a constant currency basis). Revenue for the Calvin Klein business in the first quarter is projected to increase approximately 1% (increase approximately 5% on a constant currency basis). Revenue for the Heritage Brands business in the first quarter is projected to increase approximately 1%.

Net interest expense in the first quarter of 2019 is projected to increase to approximately $31 million compared to $28 million in the prior year period primarily due to higher interest rates and an increase in short-term borrowings. The Company estimates that the first quarter 2019 effective tax rate will be in a range of 55% to 60% on a GAAP basis and in a range of 21% to 22% on a non-GAAP basis.

The Company’s estimate of first quarter 2019 earnings per share on a non-GAAP basis excludes approximately $185 million of pre-tax costs, consisting of (i) $125 million of pre-tax costs expected to be incurred in connection with the Calvin Klein restructuring and (ii) $60 million of pre-tax costs expected to be incurred in connection with the closure of the Company’s TOMMY HILFIGER flagship and anchor stores in the United States, and the resulting estimated tax effects of these pre-tax costs.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•
Pre-tax costs of approximately $130 million expected to be incurred in 2019 related to the Calvin Klein restructuring, primarily consisting of severance, noncash asset impairments, lease and other contract termination costs, and inventory markdowns, including as a result of the closure of the Company’s flagship store on Madison Avenue in New York, New York, of which $125 million is expected to be incurred in the first quarter.

•
Pre-tax costs of approximately $60 million expected to be incurred in the first quarter of 2019 in connection with the closure of the Company’s TOMMY HILFIGER flagship and anchor stores in the United States, primarily consisting of severance, noncash asset impairments and lease and other contract termination costs.

•
Net pre-tax gain of approximately $70 million expected to be recorded in 2019 in connection with the Australia acquisition and the TH CSAP acquisition, consisting of a noncash gain to write up the Company's equity investments in Gazal and PVH Australia to fair value, partially offset by pre-tax costs related to both pending acquisitions, primarily consisting of noncash valuation adjustments and amortization of short-lived assets.

•
Pre-tax costs of $41 million incurred in the fourth quarter of 2018 related to the Calvin Klein restructuring, consisting of $27 million of severance, $7 million of noncash asset impairments, $4 million of contract termination and other costs, and $2 million of inventory markdowns.

•
Pre-tax costs of $24 million incurred in 2018 related to the TH China acquisition, consisting of noncash amortization of short-lived assets, of which $7 million was incurred in the first quarter, $7 million was incurred in the second quarter, $6 million was incurred in the third quarter and $4 million was incurred in the fourth quarter.

•	Pre-tax loss of $15 million recorded in the fourth quarter of 2018 related to the recognized actuarial loss on retirement plans.

•
Discrete tax benefit of $41 million recorded in the fourth quarter of 2018 related to the remeasurement of certain of the Company’s net deferred tax liabilities in connection with the 2019 Dutch Tax Plan.

•
Discrete net tax benefit of $25 million recorded in the fourth quarter of 2018 to adjust the provisional net tax benefit recorded in 2017 in connection with the U.S. Tax Legislation, primarily consisting of the release of a valuation allowance on the Company’s foreign tax credits.

•	Pre-tax costs of $83 million incurred in the fourth quarter of 2017 in connection with the Mr. Hilfiger amendment.

•
Pre-tax costs of $54 million incurred in the first quarter of 2017 in connection with the agreements to restructure the Company’s supply chain relationship with Li & Fung Trading Limited (“Li & Fung”), under which the Company terminated its non-exclusive buying agency agreement with Li & Fung during 2017.

•
Pre-tax costs of $28 million incurred in the fourth quarter of 2017 in connection with the Company’s redemption and issuance of senior notes, including $24 million related to the early redemption of the $700 million 4 1/2% senior notes and $4 million related to the issuance of €600 million 3 1/8% senior notes.

•
Pre-tax costs of $27 million incurred in 2017 related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets, of which $7 million was incurred in the first quarter, $7 million was incurred in the second quarter, $6 million was incurred in the third quarter and $7 million was incurred in the fourth quarter.

•
Pre-tax costs of $19 million incurred in 2017 in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense, of which $7 million was incurred in the first quarter, $7 million was incurred in the second quarter and $5 million was incurred in the third quarter.

•
Pre-tax costs of $9 million incurred in the first quarter of 2017 in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer.

•
Pre-tax net costs of $8 million incurred in 2017 in connection with the consolidation within the Company’s warehouse and distribution network in North America, of which $2 million of costs were incurred in the first quarter, $6 million of costs were incurred in the second quarter, $3 million of costs were incurred in the third quarter and a net gain of $2 million was recorded in the fourth quarter, which included the impact of the sale of a warehouse and distribution center.

•	Pre-tax loss of $3 million recorded in the fourth quarter of 2017 related to the recognized actuarial loss on retirement plans.

•
Discrete tax benefits of $23 million recorded in 2017 primarily related to the resolution of uncertain tax positions, of which $13 million was recorded in the third quarter and $10 million was recorded in the fourth quarter.

•
Discrete net tax benefit of $53 million recorded in the fourth quarter of 2017 in connection with the U.S. Tax Legislation, consisting of a $265 million benefit primarily from the remeasurement of the Company’s net deferred tax liabilities, partially offset by a $38 million valuation allowance on the Company’s foreign tax credits and a $174 million transition tax on earnings of foreign subsidiaries deemed to be repatriated.

•	Discrete tax benefit of $15 million recorded in the fourth quarter of 2017 related to an excess tax benefit from the exercise of stock options by the Company’s Chairman and Chief Executive Officer.

•
Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s GAAP results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

The Company calculates constant currency revenue information by translating its foreign revenues for the current year period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the current year period).

Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 8 and the sections entitled “Reconciliations of 2018 Constant Currency Revenue” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its fourth quarter earnings release is scheduled for Thursday, March 28, 2019 at 9:00 a.m. EDT. Please log on to the Company’s web site at www.PVH.com and go to the Events page included in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.PVH.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 5054063. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors, and other factors; (iv) the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from acquisitions, such as the pending acquisitions identified in this press release; (v) quota restrictions, the imposition of safeguard controls and the imposition of duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed; (vi) the availability and cost of raw materials; (vii) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (viii) changes in available factory and shipping capacity, wage and shipping cost escalation, civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (ix) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (x) acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to integrate an acquired entity or business into the Company with no substantial adverse effect on the acquired entity’s, the acquired business’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance, and the ability to operate effectively and profitably the Company’s continuing businesses after the sale or other disposal of a subsidiary, business or the assets thereof; (xi) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xii) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xiii) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xiv) the impact of new and revised tax legislation and regulations, particularly the U.S. Tax Cuts and Jobs Act of 2017 that might disproportionately affect the Company as compared to some of its peers due to the specific tax structure of the Company and its greater percentage of revenues and income generated outside of the U.S., and the legislation enacted in the Netherlands known as the “2019 Dutch Tax Plan”; and (xv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In millions, except per share data)

	Quarter Ended		Year Ended
	2/3/19	2/4/18	2/3/19	2/4/18

Net sales	$2,360.1	$2,380.7	$9,154.2	$8,439.4
Royalty revenue	92.8	91.8	375.9	366.3
Advertising and other revenue	31.1	26.4	126.7	109.1
Total revenue	$2,484.0	$2,498.9	$9,656.8	$8,914.8

Gross profit on net sales	$1,231.6	$1,250.8	$4,805.7	$4,419.0
Gross profit on royalty, advertising and other revenue	123.9	118.2	502.6	475.4
Total gross profit	1,355.5	1,369.0	5,308.3	4,894.4

Selling, general and administrative expenses	1,217.0	1,290.8	4,432.8	4,245.2

Non-service related pension and postretirement cost	12.9	0.6	5.1	3.0

Debt modification and extinguishment costs		23.9		23.9

Equity in net income of unconsolidated affiliates	8.1	4.3	21.3	10.1

Earnings before interest and taxes	133.7	58.0	891.7	632.4

Interest expense, net	29.2	32.9	116.1	122.2

Pre-tax income	104.5	25.1	775.6	510.2

Income tax (benefit) expense	(53.9)	(82.8)	31.0	(25.9)

Net income	158.4	107.9	744.6	536.1

Less: Net loss attributable to redeemable non-controlling interest (1)	(0.3)	(0.6)	(1.8)	(1.7)

Net income attributable to PVH Corp.	$158.7	$108.5	$746.4	$537.8

Diluted net income per common share attributable to PVH Corp. (2)	$2.09	$1.39	$9.65	$6.84

	Quarter Ended		Year Ended
	2/3/19	2/4/18	2/3/19	2/4/18

Depreciation and amortization expense	$86.8	$85.9	$334.8	$324.9

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	The Company and Arvind Limited have a joint venture in Ethiopia in which the Company owns a 75% interest.

(2)	Please see Note A in Notes to Consolidated GAAP Income Statements for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures
(In millions, except per share data)

The Company believes it is useful to investors to present its results for the periods ended February 3, 2019 and February 4, 2018 excluding (i) the recognized actuarial loss on retirement plans in the fourth quarters of 2018 and 2017; (ii) the costs incurred in 2018 and 2017 related to the acquisition of the 55% interest in TH Asia, Ltd., its former joint venture for TOMMY HILFIGER in China, that it did not already own (the “TH China acquisition”), primarily consisting of noncash amortization of short-lived assets; (iii) the costs incurred in the fourth quarter of 2018 related to the restructuring associated with the strategic changes for its Calvin Klein business announced in January 2019 (the “Calvin Klein restructuring”), primarily consisting of severance, noncash asset impairments, contract termination and other costs, and inventory markdowns; (iv) the costs incurred in the first quarter of 2017 in connection with agreements to restructure its supply chain relationship with Li & Fung Trading Limited (“Li & Fung”), under which the Company terminated its non-exclusive buying agency agreement with Li & Fung in 2017 (the “Li & Fung termination”); (v) the costs incurred in the first quarter of 2017 in connection with the noncash settlement of certain of its benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (vi) the costs incurred in the first, second and third quarters of 2017 in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (vii) the net costs incurred in 2017 in connection with the consolidation within its warehouse and distribution network in North America, which included a gain recorded on the sale of a warehouse and distribution center in the fourth quarter of 2017; (viii) the costs incurred in the fourth quarter of 2017 in connection with an amendment to Mr. Tommy Hilfiger’s employment agreement pursuant to which it made a cash buyout of a portion of the future payments to Mr. Hilfiger (the “Mr. Hilfiger amendment”); (ix) the costs incurred in the fourth quarter of 2017 in connection with the early redemption of its $700 million 4 1/2% senior notes; (x) the costs incurred in the fourth quarter of 2017 in connection with the issuance of its €600 million 3 1/8% senior notes; (xi) the tax effects associated with the foregoing pre-tax items; (xii) the discrete tax benefit recorded in the fourth quarter of 2018 related to the remeasurement of certain of the Company’s net deferred tax liabilities in connection with the enactment of legislation in the Netherlands known as the “2019 Dutch Tax Plan,” which became effective on January 1, 2019; (xiii) the discrete net tax benefits recorded in the fourth quarter of 2018 and the fourth quarter of 2017 in connection with the U.S. Tax Cuts and Jobs Act of 2017 (the “U.S. Tax Legislation”); (xiv) the discrete tax benefits recorded in the third and fourth quarters of 2017 related to the resolution of uncertain tax positions; and (xv) the discrete tax benefit recorded in the fourth quarter of 2017 related to an excess tax benefit from the exercise of stock options by its Chairman and Chief Executive Officer, which are on a non-GAAP basis. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 8 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Year Ended
	2/3/19	2/4/18	2/3/19	2/4/18

Non-GAAP Measures
Total gross profit (1)	$1,357.7		$5,310.5
Selling, general and administrative expenses (2)	1,174.8	$1,198.5	4,370.7	$4,049.8
Non-service related pension and postretirement income (3)	(2.1)	(1.9)	(9.9)	(8.9)
Debt modification and extinguishment costs (4)		—		—
Earnings before interest and taxes (5)	193.1	176.7	971.0	863.6
Income tax expense (6)	24.5	20.7	114.3	118.7
Net income attributable to PVH Corp. (7)	139.7	123.7	742.4	624.4
Diluted net income per common share attributable to PVH Corp. (8)	$1.84	$1.58	$9.60	$7.94

Depreciation and amortization expense (9)	$83.1	$79.3	$311.2	$287.0

PVH CORP.
Non-GAAP Measures (continued)

(1) Please see Table 3 for the reconciliations of GAAP gross profit to gross profit on a non-GAAP basis.
(2) Please see Table 4 for the reconciliations of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(3) Please see Table 5 for the reconciliations of GAAP non-service related pension and postretirement cost to non-service related pension and postretirement income on a non-GAAP basis.
(4) Please see Table 6 for the reconciliations of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis.
(5) Please see Table 2 for the reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(6)    Please see Table 7 for the reconciliations of GAAP income tax (benefit) expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(7) Please see Table 1 for the reconciliations of GAAP net income to net income on a non-GAAP basis.
(8) Please see Note A in Notes to Consolidated GAAP Income Statements for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.
(9) Please see Table 8 for the reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income to net income on a non-GAAP basis

	Quarter Ended		Year Ended
	2/3/19	2/4/18	2/3/19	2/4/18

Net income attributable to PVH Corp.	$158.7	$108.5	$746.4	$537.8

Diluted net income per common share attributable to PVH Corp.(1)	$2.09	$1.39	$9.65	$6.84

Pre-tax items excluded:

Gross profit charges associated with the Calvin Klein restructuring (inventory markdowns)	2.2		2.2

SG&A expenses associated with the Mr. Hilfiger amendment		82.9		82.9

SG&A expenses associated with the Li & Fung termination				54.2

SG&A expenses associated with the Calvin Klein restructuring	38.5		38.5

SG&A expenses associated with the TH China acquisition (primarily consisting of noncash amortization of short-lived assets)	3.7	7.0	23.6	26.9

SG&A expenses associated with the relocation of the Tommy Hilfiger office in New York (including noncash depreciation expense)				19.2

SG&A expenses associated with the consolidation within the Company’s warehouse and distribution network in North America, which included a gain recorded on the sale of a warehouse and distribution center		(1.8)		8.0

SG&A expenses associated with the issuance of the Company’s €600 million 3 1/8% senior notes		4.2		4.2

Actuarial loss on retirement plans (recorded in non-service related pension and postretirement cost)	15.0	2.5	15.0	2.5

Expenses associated with the noncash settlement of certain of the Company’s retirement plan benefit obligations (recorded in non-service related pension and postretirement cost)				9.4

Debt modification and extinguishment costs		23.9		23.9

Tax effects of the above pre-tax items(2)	(12.6)	(25.7)	(17.5)	(54.0)

Discrete tax benefits related to the resolution of uncertain tax positions		(9.8)		(22.6)

Discrete net tax benefits related to the U.S. Tax Legislation	(24.7)	(52.8)	(24.7)	(52.8)

Discrete tax benefit related to an excess tax benefit from the exercise of stock options by the Company’s Chairman and Chief Executive Officer		(15.2)		(15.2)

Discrete tax benefit related to the remeasurement of certain net deferred tax liabilities in connection with the 2019 Dutch Tax Plan	(41.1)		(41.1)

Net income on a non-GAAP basis attributable to PVH Corp.	$139.7	$123.7	$742.4	$624.4

Diluted net income per common share on a non-GAAP basis attributable to PVH Corp.(1)	$1.84	$1.58	$9.60	$7.94

(1)   Please see Note A in Notes to the Consolidated GAAP Income Statements for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 7 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 2 - Reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended		Year Ended
	2/3/19	2/4/18	2/3/19	2/4/18

Earnings before interest and taxes	$133.7	$58.0	$891.7	$632.4

Items excluded:

Gross profit charges associated with the Calvin Klein restructuring (inventory markdowns)	2.2		2.2

SG&A expenses associated with the Mr. Hilfiger amendment		82.9		82.9

SG&A expenses associated with the Li & Fung termination				54.2

SG&A expenses associated with the Calvin Klein restructuring	38.5		38.5

SG&A expenses associated with the TH China acquisition (primarily consisting of noncash amortization of short-lived assets)	3.7	7.0	23.6	26.9

SG&A expenses associated with the relocation of the Tommy Hilfiger office in New York (including noncash depreciation expense)				19.2

SG&A expenses associated with the consolidation within the Company’s warehouse and distribution network in North America, which included a gain recorded on the sale of a warehouse and distribution center		(1.8)		8.0

SG&A expenses associated with the issuance of the Company’s €600 million 3 1/8% senior notes		4.2		4.2

Actuarial loss on retirement plans (recorded in non-service related pension and postretirement cost)	15.0	2.5	15.0	2.5

Expenses associated with the noncash settlement of certain of the Company’s retirement plan benefit obligations (recorded in non-service related pension and postretirement cost)				9.4

Debt modification and extinguishment costs		23.9		23.9

Earnings before interest and taxes on a non-GAAP basis	$193.1	$176.7	$971.0	$863.6

Table 3 - Reconciliations of GAAP gross profit to gross profit on a non-GAAP basis

	Quarter Ended	Year Ended
	2/3/19	2/3/19

Gross profit	$1,355.5	$5,308.3

Item excluded:

Gross profit charges associated with the Calvin Klein restructuring (inventory markdowns)	2.2	2.2

Gross profit on a non-GAAP basis	$1,357.7	$5,310.5

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 4 - Reconciliations of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

	Quarter Ended		Year Ended
	2/3/19	2/4/18	2/3/19	2/4/18

SG&A expenses	$1,217.0	$1,290.8	$4,432.8	$4,245.2

Items excluded:

Expenses associated with the Mr. Hilfiger amendment		(82.9)		(82.9)

Expenses associated with the Li & Fung termination				(54.2)

Expenses associated with the Calvin Klein restructuring	(38.5)		(38.5)

Expenses associated with the TH China acquisition (primarily consisting of noncash amortization of short-lived assets)	(3.7)	(7.0)	(23.6)	(26.9)

Expenses associated with the relocation of the Tommy Hilfiger office in New York (including noncash depreciation expense)				(19.2)

Expenses associated with the consolidation within the Company’s warehouse and distribution network in North America, which included a gain recorded on the sale of a warehouse and distribution center		1.8		(8.0)

Expenses associated with the issuance of the Company’s €600 million 3 1/8% senior notes		(4.2)		(4.2)

SG&A expenses on a non-GAAP basis	$1,174.8	$1,198.5	$4,370.7	$4,049.8

Table 5 - Reconciliations of GAAP non-service related pension and postretirement cost to non-service related pension and postretirement income on a non-GAAP basis

	Quarter Ended		Year Ended
	2/3/19	2/4/18	2/3/19	2/4/18

Non-service related pension and postretirement cost	$12.9	$0.6	$5.1	$3.0

Items excluded:

Actuarial loss on retirement plans	(15.0)	(2.5)	(15.0)	(2.5)

Expenses associated with the noncash settlement of certain of the Company’s retirement plan benefit obligations				(9.4)

Non-service related pension and postretirement income on a non-GAAP basis	$(2.1)	$(1.9)	$(9.9)	$(8.9)

Table 6 - Reconciliations of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis

	Quarter Ended	Year Ended
	2/4/18	2/4/18

Debt modification and extinguishment costs	$23.9	$23.9

Item excluded:

Costs incurred associated with the redemption of the Company’s $700 million 4 1/2% senior notes due 2022	(23.9)	(23.9)

Debt modification and extinguishment costs on a non-GAAP basis	$—	$—

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 7 - Reconciliations of GAAP income tax (benefit) expense to income tax expense on a non-GAAP basis

	Quarter Ended		Year Ended
	2/3/19	2/4/18	2/3/19	2/4/18

Income tax (benefit) expense	$(53.9)	$(82.8)	$31.0	$(25.9)

Items excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	12.6	25.7	17.5	54.0

Discrete tax benefits related to the resolution of uncertain tax positions		9.8		22.6

Discrete net tax benefits related to the U.S. Tax Legislation	24.7	52.8	24.7	52.8

Discrete tax benefit related to an excess tax benefit from the exercise of stock options by the Company’s Chairman and Chief Executive Officer		15.2		15.2

Discrete tax benefit related to the remeasurement of certain net deferred tax liabilities in connection with the 2019 Dutch Tax Plan	41.1		41.1

Income tax expense on a non-GAAP basis	$24.5	$20.7	$114.3	$118.7

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

Table 8 - Reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis

	Quarter Ended		Year Ended
	2/3/19	2/4/18	2/3/19	2/4/18

Depreciation and amortization expense	$86.8	$85.9	$334.8	$324.9

Items excluded:

Amortization of short-lived assets associated with the TH China acquisition	(3.7)	(6.6)	(23.6)	(25.7)

Depreciation associated with the relocation of the Tommy Hilfiger office in New York				(12.2)

Depreciation and amortization expense on a non-GAAP basis	$83.1	$79.3	$311.2	$287.0

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended				Quarter Ended
	2/3/19				2/4/18
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$158.7	$19.0		$139.7	$108.5	$(15.2)		$123.7

Weighted average common shares	75.6			75.6	77.1			77.1
Weighted average dilutive securities	0.5			0.5	1.2			1.2
Total shares	76.1			76.1	78.3			78.3

Diluted net income per common share attributable to PVH Corp.	$2.09			$1.84	$1.39			$1.58

	Year Ended				Year Ended
	2/3/19				2/4/18
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$746.4	$4.0		$742.4	$537.8	$(86.6)		$624.4

Weighted average common shares	76.5			76.5	77.6			77.6
Weighted average dilutive securities	0.8			0.8	1.0			1.0
Total shares	77.3			77.3	78.6			78.6

Diluted net income per common share attributable to PVH Corp.	$9.65			$9.60	$6.84			$7.94

(1)
Represents the impact on net income in the periods ended February 3, 2019 from the elimination of (i) the recognized actuarial loss on retirement plans; (ii) the costs related to the TH China acquisition, consisting of noncash amortization of short-lived assets; (iii) the costs related to the Calvin Klein restructuring; (iv) the tax effects associated with the foregoing pre-tax items; (v) the discrete net tax benefit associated with the U.S. Tax Legislation; and (vi) the discrete tax benefit related to the remeasurement of certain of the Company’s net deferred tax liabilities in connection with the 2019 Dutch Tax Plan. Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.

(2) Represents the impact on net income in the periods ended February 4, 2018 from the elimination of (i) the recognized actuarial loss on retirement plans; (ii) the costs related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (iii) the costs in connection with the Li & Fung termination; (iv) the costs in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (v) the costs in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (vi) the net costs in connection with the consolidation within the Company’s warehouse and distribution network in North America, which included a gain recorded on the sale of a warehouse and distribution center; (vii) the costs in connection with the Mr. Hilfiger amendment; (viii) the costs in connection with the early redemption of the Company’s $700 million 4 1/2% senior notes; (ix) the costs in connection with the issuance of the Company’s €600 million 3 1/8% senior notes; (x) the tax effects associated with the foregoing pre-tax items; (xi) the discrete tax benefits related to the resolution of uncertain tax positions; (xii) the discrete net tax benefit associated with the U.S. Tax Legislation; and (xiii) the discrete tax benefit related to an excess tax benefit from the exercise of stock options by the Company’s Chairman and Chief Executive Officer. Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	2/3/19	2/4/18
ASSETS
Current Assets:
Cash and Cash Equivalents	$452.0	$493.9
Receivables	803.8	696.4
Inventories	1,732.4	1,591.3
Other	250.4	249.2
Total Current Assets	3,238.6	3,030.8
Property, Plant and Equipment	984.5	899.8
Goodwill and Other Intangible Assets	7,239.7	7,561.3
Other Assets	400.9	393.8
	$11,863.7	$11,885.7

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,881.1	$1,852.1
Short-Term Borrowings	12.8	19.5
Current Portion of Long-Term Debt	—	—
Other Liabilities	1,322.4	1,414.4
Long-Term Debt	2,819.4	3,061.3
Redeemable Non-Controlling Interest	0.2	2.0
Stockholders’ Equity	5,827.8	5,536.4
	$11,863.7	$11,885.7

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	2/3/19	2/4/18

Tommy Hilfiger North America
Net sales	$422.7	$420.1
Royalty revenue	19.5	15.1
Advertising and other revenue	4.9	4.0
Total	447.1	439.2

Tommy Hilfiger International
Net sales	702.1	686.1
Royalty revenue	13.3	14.2
Advertising and other revenue	5.1	1.3
Total	720.5	701.6

Total Tommy Hilfiger
Net sales	1,124.8	1,106.2
Royalty revenue	32.8	29.3
Advertising and other revenue	10.0	5.3
Total	1,167.6	1,140.8

Calvin Klein North America
Net sales	387.3	419.5
Royalty revenue	31.7	33.4
Advertising and other revenue	11.3	11.6
Total	430.3	464.5

Calvin Klein International
Net sales	491.0	480.7
Royalty revenue	22.7	22.9
Advertising and other revenue	8.9	8.6
Total	522.6	512.2

Total Calvin Klein
Net sales	878.3	900.2
Royalty revenue	54.4	56.3
Advertising and other revenue	20.2	20.2
Total	952.9	976.7

Heritage Brands Wholesale
Net sales	292.5	306.5
Royalty revenue	4.7	5.1
Advertising and other revenue	0.7	0.9
Total	297.9	312.5

Heritage Brands Retail
Net sales	64.5	67.8
Royalty revenue	0.9	1.1
Advertising and other revenue	0.2	0.0
Total	65.6	68.9

Total Heritage Brands
Net sales	357.0	374.3
Royalty revenue	5.6	6.2
Advertising and other revenue	0.9	0.9
Total	363.5	381.4

Total Revenue
Net sales	2,360.1	2,380.7
Royalty revenue	92.8	91.8
Advertising and other revenue	31.1	26.4
Total	$2,484.0	$2,498.9

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	2/3/19			2/4/18
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Tommy Hilfiger North America	$54.2		$54.2	$10.0	$(34.7)	$44.7

Tommy Hilfiger International	113.5	$(3.7)	117.2	37.1	(55.2)	92.3

Total Tommy Hilfiger	167.7	(3.7)	171.4	47.1	(89.9)	137.0

Calvin Klein North America	12.2	(18.9)	31.1	28.0		28.0

Calvin Klein International	31.5	(21.8)	53.3	51.1		51.1

Total Calvin Klein	43.7	(40.7)	84.4	79.1		79.1

Heritage Brands Wholesale	(6.8)		(6.8)	7.5		7.5

Heritage Brands Retail	(0.9)		(0.9)	0.1		0.1

Total Heritage Brands	(7.7)		(7.7)	7.6		7.6

Corporate	(70.0)	(15.0)	(55.0)	(75.8)	(28.8)	(47.0)

Total earnings before interest and taxes	$133.7	$(59.4)	$193.1	$58.0	$(118.7)	$176.7

(1)
The adjustments for the quarter ended February 3, 2019 represent the elimination of (i) the recognized actuarial loss on retirement plans; (ii) the costs related to the TH China acquisition, consisting of noncash amortization of short-lived assets; and (iii) the costs related to the Calvin Klein restructuring.

(2)
The adjustments for the quarter ended February 4, 2018 represent the elimination of (i) the recognized actuarial loss on retirement plans; (ii) the costs related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (iii) the net gain recorded in connection with the consolidation within the Company’s warehouse and distribution network in North America, which included the impact of the sale of a warehouse and distribution center; (iv) the costs in connection with the Mr. Hilfiger amendment; (v) the costs in connection with the early redemption of the Company’s $700 million 4 1/2% senior notes; and (vi) the costs in connection with the issuance of the Company’s €600 million 3 1/8% senior notes.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Year Ended	Year Ended
	2/3/19	2/4/18

Tommy Hilfiger North America
Net sales	$1,574.3	$1,482.2
Royalty revenue	76.2	68.9
Advertising and other revenue	18.7	16.7
Total	1,669.2	1,567.8

Tommy Hilfiger International
Net sales	2,599.7	2,268.0
Royalty revenue	52.7	47.8
Advertising and other revenue	22.9	9.6
Total	2,675.3	2,325.4

Total Tommy Hilfiger
Net sales	4,174.0	3,750.2
Royalty revenue	128.9	116.7
Advertising and other revenue	41.6	26.3
Total	4,344.5	3,893.2

Calvin Klein North America
Net sales	1,599.9	1,511.3
Royalty revenue	143.6	146.4
Advertising and other revenue	49.8	50.1
Total	1,793.3	1,707.8

Calvin Klein International
Net sales	1,827.9	1,645.0
Royalty revenue	78.9	80.0
Advertising and other revenue	31.1	28.8
Total	1,937.9	1,753.8

Total Calvin Klein
Net sales	3,427.8	3,156.3
Royalty revenue	222.5	226.4
Advertising and other revenue	80.9	78.9
Total	3,731.2	3,461.6

Heritage Brands Wholesale
Net sales	1,293.2	1,274.4
Royalty revenue	20.5	19.5
Advertising and other revenue	3.7	3.5
Total	1,317.4	1,297.4

Heritage Brands Retail
Net sales	259.2	258.5
Royalty revenue	4.0	3.7
Advertising and other revenue	0.5	0.4
Total	263.7	262.6

Total Heritage Brands
Net sales	1,552.4	1,532.9
Royalty revenue	24.5	23.2
Advertising and other revenue	4.2	3.9
Total	1,581.1	1,560.0

Total Revenue
Net sales	9,154.2	8,439.4
Royalty revenue	375.9	366.3
Advertising and other revenue	126.7	109.1
Total	$9,656.8	$8,914.8

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Year Ended			Year Ended
	2/3/19			2/4/18
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Tommy Hilfiger North America	$233.8		$233.8	$97.0	$(85.2)	$182.2

Tommy Hilfiger International	377.1	$(23.6)	400.7	221.5	(98.0)	319.5

Total Tommy Hilfiger	610.9	(23.6)	634.5	318.5	(183.2)	501.7

Calvin Klein North America	166.7	(18.9)	185.6	184.0		184.0

Calvin Klein International	211.5	(21.8)	233.3	226.5		226.5

Total Calvin Klein	378.2	(40.7)	418.9	410.5		410.5

Heritage Brands Wholesale	83.3		83.3	96.7		96.7

Heritage Brands Retail	7.4		7.4	7.6		7.6

Total Heritage Brands	90.7		90.7	104.3		104.3

Corporate	(188.1)	(15.0)	(173.1)	(200.9)	(48.0)	(152.9)

Total earnings before interest and taxes	$891.7	$(79.3)	$971.0	$632.4	$(231.2)	$863.6

(1)
The adjustments for the year ended February 3, 2019 represent the elimination of (i) the recognized actuarial loss on retirement plans; (ii) the costs related to the TH China acquisition, consisting of noncash amortization of short-lived assets; and (iii) the costs related to the Calvin Klein restructuring.

(2)
The adjustments for the year ended February 4, 2018 represent the elimination of (i) the recognized actuarial loss on retirement plans; (ii) the costs related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (iii) the costs in connection with the Li & Fung termination; (iv) the costs in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (v) the costs in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (vi) the net costs in connection with the consolidation within the Company’s warehouse and distribution network in North America, which included a gain recorded on the sale of a warehouse and distribution center; (vii) the costs in connection with the Mr. Hilfiger amendment; (viii) the costs in connection with the early redemption of the Company’s $700 million 4 1/2% senior notes; and (ix) the costs in connection with the issuance of the Company’s €600 million 3 1/8% senior notes.

PVH CORP.
Reconciliations of 2018 Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the current year period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the current year period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Negative Impact of Foreign Exchange	Constant Currency
	2/3/19	2/4/18

Tommy Hilfiger North America	$447.1	$439.2	1.8%	(0.6)%	2.4%
Tommy Hilfiger International	720.5	701.6	2.7%	(4.2)%	6.9%
Total Tommy Hilfiger	1,167.6	1,140.8	2.3%	(2.9)%	5.2%

Calvin Klein North America	$430.3	$464.5	(7.4)%	(0.6)%	(6.8)%
Calvin Klein International	522.6	512.2	2.0%	(4.4)%	6.4%
Total Calvin Klein	952.9	976.7	(2.4)%	(2.5)%	0.1%

Total Revenue	$2,484.0	$2,498.9	(0.6)%	(2.4)%	1.8%

	GAAP Revenue		% Change
	Year Ended		GAAP	Positive Impact of Foreign Exchange	Constant Currency
	2/3/19	2/4/18

Total Tommy Hilfiger	$4,344.5	$3,893.2	11.6%	1.3%	10.3%

Total Calvin Klein	$3,731.2	$3,461.6	7.8%	0.4%	7.4%

Total Revenue	$9,656.8	$8,914.8	8.3%	0.6%	7.7%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its 2019 estimated results excluding (i) the costs expected to be incurred related to the Calvin Klein restructuring, primarily consisting of severance, noncash asset impairments, lease and other contract termination costs, and inventory markdowns, including as a result of the closure of the Company’s flagship store on Madison Avenue in New York, New York; (ii) the costs expected to be incurred in connection with the closure of the Company’s TOMMY HILFIGER flagship and anchor stores in the United States , primarily consisting of severance, noncash asset impairments and lease and other contract termination costs; (iii) the net gain expected to be recorded in connection with the pending acquisition of the approximately 78% interest in Gazal Corporation Limited (“Gazal”) that it does not already own, and the pending acquisition of the Tommy Hilfiger retail business in Hong Kong and certain other countries in Central and Southeast Asia from the Company’s current licensee in those markets, consisting of a noncash gain to write up the Company's equity investments in Gazal and PVH Brands Australia Pty. Limited to fair value, partially offset by costs related to both pending acquisitions, primarily consisting of noncash valuation adjustments and amortization of short-lived assets; and (iv) the estimated tax effects associated with the foregoing pre-tax items, which are on a non-GAAP basis. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts.

The 2019 estimated results are presented on both a GAAP and non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems to be non-recurring or non-operational and believes that excluding them (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The estimated tax effects associated with the above pre-tax items are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

2019 Net Income Per Common Share Reconciliations	Current Guidance
	Full Year 2019 (Estimated)	First Quarter 2019 (Estimated)

GAAP net income per common share attributable to PVH Corp.	$8.90 - $9.00	$0.25 - $0.30
Estimated per common share impact of items identified as non-GAAP exclusions	$(1.40)	$(2.15)
Net income per common share attributable to PVH Corp. on a non-GAAP basis	$10.30 - $10.40	$2.40 - $2.45

2019 Tax Rate Reconciliations	Full Year 2019 (Estimated)	First Quarter 2019 (Estimated)

GAAP tax rate	15% to 16%	55% to 60%
Estimated tax rate impacts from items identified as non-GAAP exclusions	0.5%	34% to 38%
Tax rate on a non-GAAP basis	14.5% to 15.5%	21% to 22%

The GAAP net income per common share attributable to PVH Corp. amounts presented in the above table, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of (i) acquisition, restructuring, divestment or similar transactions or activities, (ii) the timing and strategy of restructuring and integration initiatives or other one-

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

time events, if any, that the Company engages in or suffers during the period, (iii) any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans, (iv) the imposition of significant tariffs on apparel, footwear and accessories imported from China or any of the Company’s other significant sourcing countries, or (v) any discrete tax events including changes in tax rates or tax law and events arising from audits or the resolution of uncertain tax positions. The Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity that has not been announced or completed.

2019 Constant Currency Revenue Reconciliations
	Full Year 2019 (Estimated) (Consolidated)	Full Year 2019 (Estimated) (Tommy Hilfiger)	Full Year 2019 (Estimated) (Calvin Klein)	First Quarter 2019 (Estimated) (Consolidated)	First Quarter 2019 (Estimated) (Tommy Hilfiger)	First Quarter 2019 (Estimated) (Calvin Klein)

GAAP revenue increase	4%	6%	2%	2%	4%	1%
Negative impact of foreign exchange	(1)%	(2)%	(1)%	(4)%	(6)%	(4)%
Non-GAAP revenue increase on a constant currency basis	5%	8%	3%	6%	10%	5%

Please refer to the section entitled “Reconciliations of 2018 Constant Currency Revenue” for a description of the presentation of constant currency amounts.

Reconciliation of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis (Net Income in millions)
	First Quarter 2018
	(Actual)
(In millions, except per share data)	Results Under GAAP	Adjustments	(1)	Non-GAAP Results

Net income	$179.4	$(5.4)		$184.8
Total weighted average shares	78.2			78.2

Diluted net income per common share	$2.29			$2.36

(1) Represents the impact on net income in the quarter ended May 6, 2018 from the elimination of $6.9 million of costs related to the TH China acquisition, consisting of noncash amortization of short-lived assets, and the resulting $1.5 million tax benefit.